PARKER CHAPIN FLATTAU & KLIMPL, LLP
                                  [Letterhead]

                                December 12, 1995

TII Industries, Inc.
1385 Akron Street
Copiague, New York

Gentlemen:

      We have acted as counsel to TII Industries, Inc. (the "registrant") in connection with its Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to 200,000 shares (the "Shares") of Common Stock, par value $.01 per share, of the registrant, which may be offered and sold from time to time by Strategic Growth International, Inc. (the "Selling Stockholder"), of which (a) 50,000 Shares were acquired upon the exercise of an option in October 1995 at an exercise price of $4.0625 per share (the "First Option") and (b) 150,000 Shares may be acquired upon the exercise of an option to purchase up to a maximum of 150,000 shares of Common Stock on or before August 31, 1997 at an exercise price of $7.50 per share (the "Second Option").

      In connection with the foregoing, we have examined, among other things, the Registration Statement and originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the registrant.

      Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Selling Stockholder that were issued pursuant to the exercise of the First Option are validly issued, fully paid and non-assessable and the Shares to be sold by the Selling Stockholder, when issued pursuant to and in accordance with the terms of the Second Option, will be validly issued, fully paid and non-assessable.




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TII Industries, Inc.                                          December 12, 1995


      We hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Prospectus that forms a part of the Registration Statement.

                                        Very truly yours,

                                        /s/ Parker Chapin Flattau & Klimpl, LLP

                                        PARKER CHAPIN FLATTAU & KLIMPL, LLP



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